Exhibit 99.1

Exicure Announces Appointment of James Sulat to Board of Directors

CHICAGO and Cambridge, Mass.— January 5, 2021 — Exicure, Inc. (NASDAQ: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today announced the appointment of James Sulat to its Board of Directors.

James “Jim” Sulat joins Exicure after decades of experience advising and leading life sciences companies, including serving in the roles of President, Chief Executive Officer and Chief Financial Officer at various companies. Mr. Sulat currently serves on the boards of directors of Valneva SE and Arch Therapeutics and previously served on the boards of directors of other companies including AMAG Pharmaceuticals, Momenta Pharmaceuticals and Tolero Pharmaceuticals. Mr. Sulat served in several roles at Memory Pharmaceuticals from 2005 to 2009, a biopharmaceutical company focused on developing innovative drugs for the treatment of debilitating CNS disorders, which was acquired by Roche. Mr. Sulat holds a Bachelor of Science in Administrative Sciences from Yale University and a Master of Business Administration and a Master of Science in Health Services Administration from Stanford University.

“We are pleased to welcome Jim to our board. His extensive biopharmaceutical experience in business development, finance and building companies will be an asset to our Board and beneficial to Exicure’s future growth," said Timothy P. Walbert, Chairman of Exicure’s Board of Directors.

Exicure also announced today that Jay Venkatesan has stepped down from the Board of Directors, effective December 29, 2020.

“We would like to thank Jay for his tremendous support and guidance during the early formation and growth of Exicure,” said Dr. Giljohann, Exicure’s Chief Executive Officer.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. We believe Exicure's proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is in a Phase1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL. www.exicuretx.com

Media Contact:
MacDougall
Karen Sharma
781-235-3060
ksharma@macbiocom.com

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